Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

RELIANCE GLOBAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share of common stock		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.086 per share	897,594	(1)	$0.001	(2)	$898	$0.10
Common Stock, par value $0.086 per share	2,105,264	(3)	$3.55	(4)	$7,473,687	823.60
Common Stock, par value $0.086 per share	155,038	(5)	$2.89	(6)	$448,060	$49.38

TOTAL						$873.08

(1)	Represents the issuance by the registrant of 897,594 shares of Common Stock that may be issued upon the exercise of 897,594 Prefunded Warrants issued to the Selling Securityholder. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(2)	Based on the exercise price of the Prefunded Warrants of $0.001 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.

(3)	Represents the issuance by the registrant of 2,105,264 shares of Common Stock that may be issued upon the exercise of 2,105,264 warrants (“Common Warrants”) issued to the Selling Securityholder. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(4)	Based on the exercise price of the Common Warrants of $3.55 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.

(5)	Represents the resale of 155,038 shares of Common Stock by the Selling Securityholder. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(6)	Estimated at $2.89 per share, the average of the high and low prices of the registrant’s common stock as quoted on the Nasdaq Capital Market on March 30, 2023 (a date within five business days prior to the initial filing of this registration statement), solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.